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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ____________)*

                          HASTINGS ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  418365 10 2
                                  -----------
                                 (CUSIP Number)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X} Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No: 418365 10 2
          -----------

1)   NAME OF REPORTING PERSON           ESTATE OF SAM MARMADUKE
     S.S. OR I.R.S. IDENTIFICATION
     NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)



2)   CHECK THE APPROPRIATE BOX          (a)  [ ]
     IF A MEMBER OF A GROUP             (b)  [ ]
     (SEE INSTRUCTIONS)


3)   SEC USE ONLY


4)   CITIZENSHIP OR PLACE OF
     ORGANIZATION                       United States

NUMBER OF           (5)  SOLE VOTING POWER
SHARES                   ---------------------------------
BENEFICIALLY        (6)  SHARED VOTING
OWNED                    POWER               1,074,403
BY EACH                  ---------------------------------
REPORTING           (7)  SOLE DISPOSITIVE
PERSON WITH              POWER
                         ---------------------------------
                    (8)  SHARED DISPOSITIVE
                          POWER              1,074,403
----------------------------------------------------------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,074,403


10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)     [ ]


11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.3%


12)  TYPE OF REPORTING PERSON           OO
     (SEE INSTRUCTIONS)


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ITEM 1.


     (a)   NAME OF ISSUER:
           HASTINGS ENTERTAINMENT, INC.


     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           3601 Plains Blvd. Suite #1
           Amarillo, Texas 79102

ITEM 2.

     (a)   NAME OF PERSON FILING: ESTATE OF SAM MARMADUKE

     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           P.O. BOX 33251
           Amarillo, Texas 79102


     (c)   CITIZENSHIP:
           United States

     (d)   TITLE OF CLASS OF SECURITIES:
           Common Stock, par value $.01 per share

     (e)   CUSIP NO:
           418365 10 2

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under section 15 of the Act.
     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act.
     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
     (e) [ ] Investment adviser registered in accordance with section 240.13d-1(b)(1)(ii)(E).
     (f)  [ ]  Employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
     (g) [ ] Parent holding company, in accordance with section 240.13d-1(b)(1)(ii)(G).
     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
     (j)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).



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ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED: 1,074,403

     (b)  PERCENT OF CLASS: 9.3%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                1,074,403

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                1,074,403

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     John H. Marmaduke is the independent executor of the Estate of Sam
     Marmaduke.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

     Not Applicable.



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ITEM 10.  CERTIFICATION:

     NOT APPLICABLE

          SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.




                                                March 15, 1999

                                                /s/ ESTATE OF SAM MARMADUKE
                                                --------------------------------
                                                Signature

                                                John H. Marmaduke, Executor
                                                --------------------------------
                                                Name/Title




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